Exhibit 99.1

	CONTACT:	Michael W. Collier
NEWS RELEASE		Vice President Investor Relations
Willbros USA, Inc.
(713) 403-8016

Jack Lascar / Partner
DRG&E
FOR IMMEDIATE RELEASE		(713) 529-6600

WILLBROS REPORTS SECOND QUARTER 2006 RESULTS

•	Company put operations in Nigeria and Venezuela up for sale resulting in classification as discontinued operations

•	Net loss from continuing operations of $5.1 million for second quarter 2006

•	Company takes $39 million charge in discontinued operations

•	Net loss from discontinued operations of $33.0 million for second quarter 2006

•	Agreement in principle reached on settlement of class action lawsuit

•	June 30, 2006 backlog was $1.17 billion for continuing operations

•	Conference Call scheduled for Thursday, August 10, 2006 at 9:00 a.m. Eastern Time

HOUSTON, TEXAS – August 9, 2006 - Willbros Group, Inc. (NYSE: WG) announced today that it has filed its results for the second quarter of 2006. The Form 10-Q is available on the Company’s web site at www.willbros.com. The Company has been evaluating its strategic options since late last year. The Company’s strategy is to deploy its resources in markets for its engineering and construction services which can provide the highest risk adjusted return, while maintaining a balanced backlog with respect to commercial and political risks and market presence. The Company’s overall strategy has not changed. However, as the fundamental drivers in different markets around the world change, the Company’s tactical approach is continuously adjusted and refined. As a result, Willbros is in the process of employing a new set of tactics to optimize its risk adjusted returns. Since June 19, events in Nigeria have caused the Company to accelerate the implementation of certain tactics to support its strategy.

Mike Curran, Chairman and Chief Executive Officer, commented, “This evaluation, which considered the risk adjusted returns available in markets of interest to Willbros, has led the Company to make the strategic decision to sell both the Nigeria and Venezuela assets and operations, to drastically reduce our level of operations in Nigeria and to focus on markets which offer better opportunities and returns, including North America.

“The attacks of militants have directly and indirectly affected Willbros on a continuous basis since the hostage taking incident of February 18, 2006. However, since mid-June, the situation in Nigeria has worsened, with attacks increasing throughout the country. Additional production operations in the Delta area have been, and remain, shut in. These disruptions have had the combined effect of elevating oil prices and frustrating projects we have in progress in Nigeria. The spread and escalation of hostilities against oil and gas facilities and the work forces charged with the construction, maintenance and operation of these facilities have led us to conclude that the commercial and operating risks associated with doing business in Nigeria exceed our acceptable risk levels.”

As a result of these strategic decisions, the Company reported the Nigeria and Venezuela assets and operations as Discontinued Operations. The Company has engaged an investment bank to assist in the sale of all or part of Willbros’ interests in Nigeria. Willbros reached a preliminary agreement to sell the Venezuela businesses in late June 2006. This transaction is expected to close in October 2006. The Discontinued Operations also include the sale of the TXP-4 Plant in Opal, Wyoming, which was completed earlier in 2006. The Company reported a net loss of $38.2 million, consisting of $5.1 million from continuing operations and $33.1 million from discontinued operations. Financial results are presented as a table to this press release.

Backlog(1)

Willbros reported record backlog(1) for continuing operations at June 30, 2006 of approximately $1.17 billion with an embedded margin of 15.1 percent as compared to $344 million with an embedded margin of 11.5 percent for continuing operations at March 31, 2006. Backlog for continuing operations has increased by more than 240 percent since the end of the first quarter of 2006 and represents projects primarily in North America. Backlog for discontinued operations was $466 million at June 30, 2006, with an embedded margin of 11.7 percent.

Randy Harl, President and Chief Operating Officer, commented, “We do not take the decision to sell our interests in Nigeria lightly, and we believe the Nigeria operation and assets will be attractive to others with interest in that market and that our Nigeria resources, both equipment and personnel, will continue to provide services to that market under new ownership. However, the rapid growth in continuing operations is driven by the strong demand in North America for pipeline engineering and construction services as well as the substantial investments flowing into the oil sands region of Canada and provides us the opportunity to improve our risk adjusted returns. We believe the increase in backlog in North America and the high level of prospects there validate our decision to increase our focus on this market. Our ability to offer a total project solution is attractive to our customers and is enabling us to expand quality backlog in the more stable North America markets. Our EPC approach makes it possible for us to leverage our resources to increase our market share in what is becoming a capacity constrained market for energy services.”

Class Action Suit

Willbros has reached an agreement in principle to settle the consolidated securities class action lawsuit filed in 2005 against the Company and certain of its current officers and a former officer of its international subsidiary. Under the terms of the agreement in principle, Willbros and the plaintiffs will negotiate and seek court approval of the definitive settlement. The settlement will be funded by Willbros’ insurance carrier, and will include the dismissal of all claims against all defendants.

Continuing Operations Second Quarter 2006

The Company posted a loss from continuing operations of $5.1 million on revenue of $119.1 million for the quarter ended June 30, 2006. Contract costs were $105.7 million, resulting in a gross margin of 11.2 percent. General and Administrative costs were $11.6 million, or 9.8 percent of revenue. The tax provision was $1.7 million primarily due to incurring losses in one country that cannot be offset by taxable income in another country. Net loss was $5.1 million, or $0.24 per share, compared to a net loss of $6.2 million, or $0.29 per share, in the second quarter of 2005.

In the United States & Canada, revenue of $102.3 million was up $41.8 million as compared to results for the same period in 2005, primarily as a result of increased business activity for Willbros MSI and Willbros RPI. International revenue of $16.9 million increased by $9.3 million over the same period in 2005, due to increased work in Oman.

The increase in contract income of $5.6 million to $13.4 million in the second quarter of 2006 compared to the same quarter last year was primarily the result of increased revenue in the United States & Canada business segment. However, contract margin in the second quarter 2006 remained roughly the same as in 2005 at 11.2 percent. Second quarter 2006 margin of 11.2 percent was up 97 percent from 5.7 percent in the first quarter 2006.

General and Administrative (“G&A”) costs were $11.6 million for the second quarter of 2006. This was an increase of $0.8 million, or eight percent, compared to the same quarter of 2005. This increase in G&A costs included increased insurance and additional staffing and legal costs totaling approximately $2.4 million, offset by reductions from the use of consultants and the exit from Bolivia of approximately $1.5 million.

Depreciation and amortization costs for the period ended June 30, 2006, were approximately $2.9 million, compared to $2.7 million for the same period in 2005.

Discontinued Operations Second Quarter 2006

The Company posted a loss from discontinued operations of $33.0 million on revenue of $132.3 million for the quarter ended June 30, 2006. Contract costs were $134.8 million, resulting in a negative gross margin of 1.9 percent. General and Administrative costs were $8.2 million, or 6.2 percent of revenue. The tax provision was $5.9 million, primarily due to taxes payable on a deemed profit basis in Nigeria. Net loss was $33.0 million, or $1.53 per share, compared to a net loss of $3.8 million, or $0.18 per share, in the second quarter of 2005.

In order to address the increasingly difficult operating conditions in Nigeria, Willbros took a charge of $39 million during the second quarter. Estimated contract income on current projects in Nigeria was reduced by approximately $37.0 million as a result of schedule delays, disputed change orders, heightened security issues and increased costs related to labor, equipment, and materials. Of the $37 million reduction in estimated contract income, approximately $25 million was charged against discontinued operations in the second quarter. Should our estimated costs to complete our projects remain unchanged in future periods; the remaining $12 million will be charged against discontinued operations in future quarters. Furthermore, the allowance for doubtful accounts was increased by approximately $7.7 million and net book value of assets for discontinued operations was reduced by approximately $7.0 million. While the Company has taken appropriate measures to identify and record costs associated with the implementation of its Nigerian strategy, it may incur additional costs in the future and those costs may be material. The Company continues to employ all available remedies under the contracts including negotiations, mediation and arbitration as appropriate. Any resolutions in the Company’s favor would have a positive impact on its revenue, operating income and cash flow from discontinued operations.

2006 Year to date Continuing Operations

The Company posted a loss from continuing operations of $13.6 million on revenue of $226.7 million for the six month period ended June 30, 2006. Contract costs were $207.2 million, resulting in a gross margin of 8.6 percent. General and Administrative costs were $22.0 million, or 9.7 percent of revenue. The tax provision was $1.4 million primarily due to incurring losses in one country that cannot be offset by taxable income in another country. Net loss was $13.6 million, or $0.63 per share, compared to a net loss of $14.9 million, or $0.70 per share, in the comparable period in 2005.

In the United States & Canada, revenue of $200.9 million was up $103.2 million, 105.6 percent, as compared to the same period in 2005, as a result of increased levels of project activity for Willbros MSI, Willbros RPI and Willbros Engineers, Inc. International revenue of $25.9 million increased by $12.0 million over the same period in 2005, due to increased work in Oman.

The increase in contract income of $10.0 million to $19.5 million in the first six months of 2006 compared to the same period last year was primarily the result of increased revenue in the United States & Canada business segment. However, contract margin remained roughly the same between periods at 8.6 per cent.

G&A costs were $22.0 million for the first six months of 2006. This was an increase of $2.2 million, or 10.8 percent, compared to the same period in 2005. This increase in G&A costs included increased insurance and additional staffing costs totaling approximately $4.6 million, offset by reductions from accounting, legal, audit expenses and various other cost reductions of approximately $2.7 million.

Depreciation and amortization costs for the six month period ended June 30, 2006, were approximately $5.9 million, compared to $5.6 million for the same period in 2005.

2006 Year to date Discontinued Operations

The Company posted a loss from discontinued operations of $29.1 million on revenue of $273.2 million for the six month period ended June 30, 2006. Contract costs were $260.5 million, resulting in a gross margin of 4.6 percent. General and Administrative costs were $13.4 million, or 4.9 percent of revenue. The tax provision was $12.1 million, primarily due to taxes payable on a deemed profit basis in Nigeria. Net loss was $29.1 million, or $1.36 per share, compared to a net loss of $4.9 million, or $0.23 per share, in the comparable period in 2005.

The Company continues to negotiate with its clients in Nigeria to address schedule delays, heightened security concerns, disputed change orders and increased costs related to labor, equipment, and materials to mitigate the commercial impacts on it. Willbros has made substantial progress on these negotiations but resolution with all clients has not been finalized and the outcome of the remaining negotiations is still uncertain; as is their ultimate effect on our revenue, operating results and cash flow from discontinued operations. Willbros believes these negotiations and other factors could have an impact on its future revenue, operating results and cash flow.

Detailed explanations of the results for the reported periods and factors which impacted them are provided in the Company’s quarterly report on Form 10-Q, which was filed today.

CONFERENCE CALL

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Thursday, August 10, 2006, at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Earnings Conference Call

When:	Thursday, August 10, 2006 – 9:00 a.m. Eastern Time

How:	Live via phone - By dialing (303) 262-2075 and asking for the Willbros call 10 minutes prior to the start time. Or live over the Internet by logging on to the web address below.

Where:	http://www.willbros.com. The webcast can be accessed from the home page.

For those who cannot listen to the live call, a replay will be available through August 24, 2006, and may be accessed by calling (303) 590-3000 using pass code 11068106. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.

Willbros Group, Inc. is an independent contractor serving the oil, gas and power industries, providing engineering and construction, and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including those discussed above and such things as the potential for additional investigations, the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets, fines and penalties by government agencies, the financial impact of the internal investigation, litigation that may arise from the investigation, the outcome of the current Securities and Exchange Commission, Office of Foreign Assets Control and Department of Justice investigations; the identification of one or more other issues that require restatement of one or more prior period financial statements; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

TABLE TO FOLLOW

WILLBROS GROUP, INC.

(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Statement of Operations Data
Contract revenue
International	$16,864	$7,558	$25,856	$13,809
United States & Canada	102,264	60,492	200,859	97,684

	119,128	68,050	226,715	111,493

Contract cost
International	15,689	6,874	23,265	12,747
United States & Canada	90,058	53,378	183,945	89,191

	105,747	60,252	207,210	101,938

Contract income
International	1,175	684	2,591	1,062
United States & Canada	12,206	7,114	16,914	8,493

	13,381	7,798	19,505	9,555
Depreciation and amortization	2,924	2,714	5,915	5,550
General and administrative	11,636	10,800	22,041	19,885

Operating income (loss)	(1,179)	(5,716)	(8,451)	(15,880)

Other income (expense):
Interest - net	(1,787)	(487)	(3,423)	(1,035)
Other - net	(452)	1,038	(327)	1,156

	(2,239)	551	(3,750)	121

Income (loss) before income taxes	(3,418)	(5,165)	(12,201)	(15,759)
Provision (benefit) for income taxes	1,686	988	1,432	(874)

Loss from continuing operations	(5,104)	(6,153)	(13,633)	(14,885)
Loss from discontinued operations	(33,048)	(3,766)	(29,113)	(4,932)

Net income (loss)	$(38,152)	$(9,919)	$(42,746)	$(19,817)

Basic loss per share
Continuing operations	$(.24)	$(.29)	$(.63)	$(.70)
Discontinued operations	(1.53)	(.18)	(1.36)	(.23)

	$(1.77)	$(.47)	$(1.99)	$(.93)

Diluted loss per share
Continuing operations	$(.24)	$(.29)	$(.63)	$(.70)
Discontinued operations	(1.53)	(.18)	(1.36)	(.23)

	$(1.77)	$(.47)	$(1.99)	$(.93)

Cash Flow Data
Continuing operations:
Cash provided by (used in):
Operating activities	$(18,459)	$(1,188)	$(10,426)	$(20,018)
Investing activities	3,652	(5,798)	(3,770)	(8,450)
Financing activities	(3,400)	(642)	11,181	(3,052)
Foreign exchange effects	(158)	(382)	(118)	(102)
Discontinued operations	(6,668)	(10,567)	(20,784)	5,760

Other Data (Continuing Operations)
Weighted average shares outstanding:
Basic	21,539	21,254	21,442	21,252
Diluted	21,539	21,254	21,442	21,252
EBITDA(2)	$1,293	$(1,964)	$(2,863)	$(9,174)
Capital expenditures	(4,996)	(9,988)	(4,996)	(9,988)

Reconciliation of Non-GAAP Financial Measure
Net loss, continuing operations	$(5,104)	$(6,153)	$(13,633)	$(14,885)
Interest - net	1,787	487	3,423	1,035
Income taxes	1,686	988	1,432	(874)
Depreciation and amortization	2,924	2,714	5,915	5,550

EBITDA	$1,293	$(1,964)	$(2,863)	$(9,174)

	6/30/2006	3/31/2006	12/31/2005
Balance Sheet Data
Cash and cash equivalents	$32,016	$61,099	$55,933
Working capital	181,840	208,147	204,960
Total assets	496,130	513,620	498,981
Total debt	160,740	165,193	138,020
Stockholders’ equity	107,874	141,184	145,234

Backlog Data
By Geographic Area:
Middle East	$34,323	$46,653	$47,196
North America	1,137,637	297,462	193,177

	$1,171,960	$344,115	$240,373

By Reporting Segment:
International	34,323	46,653	47,196
United States & Canada	1,137,637	297,462	193,177

	$1,171,960	$344,115	$240,373

Discontinued operations
West Africa	$466,425	$475,618	$564,343
Latin America	—	—	11,639

	$466,425	$475,618	$575,982

(1)	Backlog is anticipated contract revenue from projects for which award is either in hand or assured.
(2)	EBITDA is earnings before net interest, income taxes and depreciation and amortization. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.